Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-8 and S-3 (Nos. 333-231176, 333-251017, 333-249759, 333-249167, 333-240317, 333-239028, 333-223489, and 333-263173) of SouthState Corporation and subsidiaries of our report dated February 24, 2023, with respect to the consolidated financial statements of SouthState Corporation and subsidiaries as of December 31, 2022, and for each of the years in the two year period ended December 31, 2022, which report appears in this Annual Report on Form 10-K.

/s/ FORVIS, LLP

Atlanta, Georgia

March 4, 2024